EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement (Form S-8 No. __________), pertaining to the Fremont General Corporation 2006 Performance Incentive Plan of our reports dated March 14, 2006, with respect to the consolidated financial statements of Fremont General Corporation, Fremont General Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Fremont General Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.




                                       /s/ ERNST & YOUNG LLP

Los Angeles, California
May 18, 2006